To:	All Media
Date:	January 22, 2008

Arrow Reports 5.2% Increase in 2007 Earnings per Share

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the quarter and year ended December 31, 2007.  Net income for the year 2007 was $17.3 million, representing diluted earnings per share of $1.61, or 5.2% above the diluted per share amount of $1.53 earned in 2006, when net income was $16.9 million. Net income for the quarter ended December 31, 2007 was $4.5 million, representing diluted earnings per share of $.42, or 7.7% above the diluted per share amount of $.39 earned in the fourth quarter of 2006, when net income was $4.3 million. Cash dividends paid to shareholders in 2007 totaled $.94, or 3.3% higher than the $.91 paid in 2006.  All per share amounts have been adjusted for the 3% stock dividend distributed on September 28, 2007.

Thomas L. Hoy, Chairman, President and CEO stated, "We are pleased to report favorable operating results and continued strong asset and credit quality as reflected in our key ratios. Return on average equity for the fourth quarter of 2007 was 14.76% and was 14.68% for the year ended December 31, 2007. Arrow’s low levels of nonperforming assets and net loan losses are key indicators that our asset and credit quality continued to remain high.  We were encouraged to have attained this level of performance even though we recorded a non-cash pre-tax charge in the fourth quarter of 2007 of $600 thousand related to our proportionate membership share of certain estimated litigation costs involving Visa U.S.A., Inc. and a number of Visa U.S.A. member banks.  Like other member financial institutions, we are obligated to indemnify Visa U.S.A. in connection with certain legal proceedings.

In October 2007, Visa, Inc. and its affiliates (Visa) completed a restructuring and issued shares of common stock in Visa, Inc. in contemplation of an initial public offering (IPO) which Visa has indicated is planned for the first half of 2008.  While the outcome and amount of potential losses related to the Visa U.S.A. litigation is inherently uncertain, based on the settlement of litigation with American Express and our estimate of the fair value of potential losses related to the remaining litigation, we recognized a charge to fourth quarter earnings of $362 thousand after tax representing 3.4 cents diluted earnings per share for the fourth quarter and the year ended December 31, 2007.  However, Visa has indicated that it intends that payments related to these litigation matters will be funded from an escrow account to be established with a portion of the proceeds from its IPO.  We currently expect that our proportional share of the proceeds of Visa’s planned IPO in 2008 will exceed the aggregate amount of this charge.

Total assets at December 31, 2007 reached a record high of $1.585 billion, up $64.6 million, or 4.3%, over the December 31, 2006 balance of $1.520 billion.  Deposit balances at December 31, 2007 were $1.204 billion, representing an increase of $17.8 million, or 1.5%, from the December 31, 2006 level of $1.186 billion.  Loan balances outstanding reached $1.039 billion at December 31, 2007, representing an increase of $29.8 million, or 3.0%, from the balance at December 31, 2006.

Asset quality remained high at year-end 2007, with nonperforming loans of only $2.2 million, which represented .21% of period-end loans.  Nonperforming assets were $2.3 million at December 31, 2007, representing just .15% of period-end assets.  Net loan losses for 2007, expressed as a percentage of average loans outstanding, were a low .04% compared to .08% for 2006.  Arrow's allowance for loan losses amounted to $12.4 million at December 31, 2007, which represented 1.19% of loans outstanding.  Subprime consumer real estate lending continued to have a negative impact on the national and world economies during 2007 and into 2008.  We have not engaged in subprime lending as a business line nor do we hold mortgage-backed securities backed by subprime mortgages in our investment portfolio.

Our increase in net interest income was primarily the result of an increase of $67.9 million, or 4.7%, in the level of average earning assets, from the fourth quarter of 2006 to the fourth quarter of 2007.  This was accompanied by an increase in our net interest margin, which for the fourth quarter of 2007 was 3.32%, up eight basis points from the fourth quarter of 2006 and up three basis points from the third quarter of 2007.

The Federal Reserve Bank began to reduce the federal funds target rate on September 18, 2007. At each of the last three meetings in 2007, the Federal Open Market Committee (FOMC) made reductions in the target rate which resulted in a cumulative decrease of 100 basis points through year-end 2007.  Short-term interest rates have declined more than longer-term interest rates, resulting in positive slope of the yield curve.  Although this continues to be a volatile interest rate environment, we have followed our core banking strategy and the disciplined course we believe best serves our shareholders over time.

Many of our operating ratios in recent periods have compared favorably to our peer group, consisting of all U.S. Bank Holding Companies having $1.0 to $3.0 billion in assets as identified in the Federal Reserve Bank’s September 30, 2007 ‘Bank Holding Company Performance Report.’  Most notably, our return on average equity for the quarter ended December 31, 2007 was 14.76%, as compared to 14.19% for the 2006 period.  The return on average equity for our peer group was 10.94% for the September 2007 nine-month period and 12.62% for the December 2006 twelve-month period.  Our loan quality ratios also compare very favorably to our peer group.  Our nonperforming loans to period-end loans was .21%, compared to a ratio of .83% for our peer group at September 30, 2007. We continue to maintain a higher total risk-based capital ratio than our peer group.

As of December 31, 2007, assets under trust administration and investment management were $961.2 million, an increase of $54.7 million, or 6.0%, from December 31, 2006.  This increase in asset levels led to a $90 thousand, or 7.1%, increase in fee income from fiduciary activities for the fourth quarter of 2007.  Included in assets under trust administration and investment management are our proprietary mutual funds, the North Country Funds, advised exclusively by our subsidiary, North Country Investment Advisers, Inc., with a combined balance of $207 million at December 31, 2007.”

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.  Other subsidiaries include North Country Investment Advisers, Inc. and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management's beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the company's Annual Report on Form 10-K for the year ended December 31, 2006.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Income Statement
Interest and Dividend Income	$22,431	$20,831	$86,577	$80,611
Interest Expense	10,413	9,488	40,283	34,743
Net Interest Income	12,018	11,343	46,294	45,868
Provision for Loan Losses	191	266	513	826
Net Interest Income After Provision for Loan Losses	11,827	11,077	45,781	45,042

Net Gain (Loss) on Securities Transactions	---	16	---	(102)
Net Gain on Sales of Loans	9	11	41	74
Net Loss on the Sale of Other Real Estate Owned	(9)	---	(4)	---
Gain on Sale of Premises	---	---	---	227
Income From Fiduciary Activities	1,366	1,276	5,572	5,082
Fees for Other Services to Customers	2,089	1,978	8,130	7,954
Insurance Commissions	434	406	1,869	1,768
Other Operating Income	127	286	680	778
Total Noninterest Income	4,016	3,973	16,288	15,781

Salaries and Employee Benefits	5,226	5,599	21,424	22,096
Occupancy Expenses of Premises, Net	805	726	3,198	3,058
Furniture and Equipment Expense	754	625	3,015	2,971
Amortization of Intangible Assets	96	107	394	436
Visa Related Litigation Exposure	600	---	600	---
Other Operating Expense	2,292	2,063	9,299	8,246
Total Noninterest Expense	9,773	9,120	37,930	36,807

Income Before Taxes	6,070	5,930	24,139	24,016
Provision for Income Taxes	1,589	1,635	6,807	7,124
Net Income	$ 4,481	$ 4,295	$17,332	$16,892

Share and Per Share Data [1]
Period Ending Shares Outstanding	10,627	10,905	10,627	10,905
Basic Average Shares Outstanding	10,619	10,895	10,714	10,922
Diluted Average Shares Outstanding	10,682	11,021	10,786	11,067

Basic Earnings Per Share	$ 0.42	$ 0.39	$ 1.62	$ 1.55
Diluted Earnings Per Share	0.42	0.39	1.61	1.53

Cash Dividends	0.24	0.23	0.94	0.91

Book Value	11.50	10.83	11.50	10.83
Tangible Book Value [2]	9.94	9.28	9.94	9.28

Key Earnings Ratios
Return on Average Assets	1.11%	1.11%	1.11%	1.11%
Return on Average Equity	14.76	14.19	14.68	14.38
Return on Tangible Equity	17.13	16.53	17.11	16.84
Net Interest Margin [3]	3.32	3.24	3.31	3.32

[1] Share and Per Share amounts have been restated for the September 2007 3% stock dividend.
[2] Tangible Book Value per share is the ratio of Total Equity less Intangible Assets to Period End Shares Outstanding.
[3] Net Interest Margin includes a tax equivalent upward adjustment for the fourth quarter of 19 basis points in 2007 and 15 basis points in 2006 and an upward adjustment for the twelve-month period of 20 basis points in 2007 and 16 basis points in 2006.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	December 31, 2007			December 31, 2006
		Fourth	Year-to-		Fourth	Year-to-
	Period	Quarter	Date	Period	Quarter	Date
	End	Average	Average	End	Average	Average
Balance Sheet
Cash and Due From Banks	$ 35,289	$ 34,468	$ 33,180	$ 34,995	$ 34,018	$ 33,853
Federal Funds Sold	16,000	34,255	22,022	9,000	17,951	8,875
Securities Available-for-Sale	338,070	340,094	332,187	315,886	340,686	341,789
Securities Held-to-Maturity	114,611	115,138	111,642	108,498	99,898	104,380

Loans	1,038,844	1,036,661	1,020,856	1,008,999	999,676	996,611
Allowance for Loan Losses	(12,401)	(12,350)	(12,323)	(12,278)	(12,282)	(12,263)
Net Loans	1,026,443	1,024,311	1,008,533	996,721	987,394	984,348

Premises and Equipment, Net	16,728	16,368	16,118	15,608	15,854	15,943
Goodwill and Intangible Assets, Net	16,590	16,653	16,808	16,925	16,993	17,149
Other Assets	21,115	19,766	17,761	22,584	17,772	15,990
Total Assets	$1,584,846	$1,601,053	$1,558,251	$1,520,217	$1,530,566	$1,522,327

Demand Deposits	$ 184,273	$ 190,002	$ 186,474	$ 183,492	$ 184,267	$ 182,706
Nonmaturity Interest-Bearing Deposits	590,383	617,439	581,621	559,132	570,705	574,113
Time Deposits of $100,000 or More	180,334	174,915	180,606	187,777	170,388	161,729
Other Time Deposits	249,210	250,260	258,042	255,996	259,346	248,706
Total Deposits	1,204,200	1,232,616	1,206,743	1,186,397	1,184,706	1,167,254

Short-Term Borrowings	53,719	51,847	49,355	48,324	51,788	46,044
Federal Home Loan Bank Advances	160,000	151,304	140,258	125,000	131,217	151,020
Other Long-Term Debt	20,000	20,000	20,000	20,000	20,000	20,000
Other Liabilities	24,671	24,853	23,813	22,366	22,758	20,543
Total Liabilities	1,462,590	1,480,620	1,440,169	1,402,087	1,410,469	1,404,861

Common Stock	14,729	14,729	14,455	14,300	14,300	14,033
Surplus	161,476	161,097	154,866	150,919	150,660	143,680
Undivided Profits	15,347	14,096	17,428	17,619	16,323	20,751
Unallocated ESOP Shares	(2,042)	(2,042)	(1,766)	(862)	(862)	(864)
Accumulated Other Comprehensive Loss	(4,890)	(5,328)	(7,060)	(7,965)	(4,645)	(5,713)
Treasury Stock	(62,364)	(62,119)	(59,841)	(55,881)	(55,679)	(54,421)
Total Shareholders’ Equity	122,256	120,433	118,082	118,130	120,097	117,466
Total Liabilities and Shareholders’ Equity	$1,584,846	$1,601,053	$1,558,251	$1,520,217	$1,530,566	$1,522,327

Assets Under Trust Administration And Investment Management	$961,152			$906,451

Capital Ratios
Leverage Ratio	8.37%			8.63%
Tier 1 Risk-Based Capital Ratio	12.89			13.09
Total Risk-Based Capital Ratio	14.09			14.32

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	December 31,
	2007	2006
Fourth Quarter Ended December 31:

Loan Portfolio
Commercial, Financial and Agricultural	$ 79,128	$ 79,581
Real Estate – Commercial	189,208	192,762
Real Estate – Residential	427,936	399,446
Indirect and Other Consumer Loans	342,572	337,210
Total Loans	$1,038,844	$1,008,999

Allowance for Loan Losses, Fourth Quarter
Allowance for Loan Losses, Beginning of Quarter	$12,341	$12,274

Loans Charged-off, Quarter-to-Date	(220)	(353)
Recoveries of Loans Previously Charged-off, Quarter-to-Date	89	91
Net Loans Charged-off, Quarter-to-Date	(131)	(262)

Provision for Loan Losses, Quarter-to-Date	191	266
Allowance for Loan Losses, End of Quarter	$12,401	$12,278

Nonperforming Assets
Nonaccrual Loans	$1,939	$2,038
Loans Past Due 90 or More Days and Accruing	245	739
Total Nonperforming Loans	2,184	2,777
Repossessed Assets	63	144
Other Real Estate Owned	89	248
Total Nonperforming Assets	$2,336	$3,169

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Fourth Quarter Annualized	0.05%	0.10%
Provision for Loan Losses to Average Loans, Fourth Quarter Annualized	0.07	0.11
Allowance for Loan Losses to Period-End Loans	1.19	1.22
Allowance for Loan Losses to Nonperforming Loans	567.81	442.12
Nonperforming Loans to Period-End Loans	0.21	0.28
Nonperforming Assets to Period-End Assets	0.15	0.21

	December 31,
Year Ended December 31:	2007	2006

Allowance for Loan Losses, Twelve Months
Allowance for Loan Losses, Beginning of Year	$12,278	$12,241

Loans Charged-off, Year-to-Date	(830)	(1,137)
Recoveries of Loans Previously Charged-off, Year-to-Date	440	348
Net Loans Charged-off, Year-to-Date	(390)	(789)

Provision for Loan Losses, Year-to-Date	513	826
Allowance for Loan Losses, End of Year	$12,401	$12,278

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Twelve Months	0.04	0.08
Provision for Loan Losses to Average Loans, Twelve Months	0.05	0.08